EXHIBIT 10.8

FIRST NATIONAL BANK OF PULASKI
AMENDED AND RESTATED DIRECTORS' DEFERRED
COMPENSATION PLAN

       THIS AMENDED & RESTATED DIRECTORS' DEFERRED COMPENSATION PLAN (the "Plan") is adopted this 16th day of January, 2007, by First National Bank of Pulaski, a nationally-chartered commercial bank located in Pulaski, Tennessee (the "Bank") and is effective as of the 1st day of January, 2005.

       This Plan amends and restates the prior Directors' Deferred Compensation Plan between the Bank and the Participant dated January 1, 2001 (the "Prior Plan").

       The parties intend this Amended and Restated Plan to be a material modification of the Prior Plan such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

       To encourage the Director to remain a member of the Bank's Board of Directors, the Bank is willing to provide to the Director a deferred fee opportunity. The purpose of this Agreement is to provide specified benefits to the Director who contributes to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time. The Bank will pay the benefits from its general assets.

Article 1
Definitions

       Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1     "Beneficiary" means each designated person, or the estate of a deceased Participant, entitled to benefits, if any, upon the death of the Participant determined pursuant to Article 7.

1.2     "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Participant completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3     "Board" means the Board of Directors of the Bank as from time to time constituted.

1.4     "Code" means the Internal Revenue Code of 1986, as amended.

1.5     "Disability" means Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination.

1.6     "Early Termination" means Separation from Service before Normal Retirement Age except when such Separation from Service occurs due to death, Disability, or Termination for Cause.

1.7     "Effective Date" means January 1, 2001.

1.8     "Normal Retirement Age" means the first day of May after the Participant attains age seventy (70).

1.9     "Participant" shall mean any director (i) who is selected to participate in the Plan (i.e., "eligible"), (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement and a Beneficiary Designation Form, (iv) whose signed Participation Agreement and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation Agreement has not terminated.

1.10   "Participation Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between the Bank and a Participant. Each Participation Agreement executed by a Participant and the Bank shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Participation Agreement, the Participation Agreement bearing the latest date of acceptance by the Bank shall supersede all previous Participation Agreements in their entirety and shall govern such entitlement. The terms of any Participation Agreement may be different for any Participant, and any Participation Agreement may provide additional benefits not          set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Bank and the Participant.

1.11   "Plan Administrator" means the plan administrator described in Article 7.

1.12   "Plan Year" means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.13   "Separation from Service" means the termination of the Director's service with the Bank for reasons other than death. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director's service and whether the Bank and the Director intended for the Director to provide significant services for the Bank following such termination.

1.14  "Specified Employee" means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the "identification period") If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.15  "Termination for Cause" means a Separation from Service for:
    Gross negligence or gross neglect of duties to the Bank; or
    Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant's employment with the Bank; or
    Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant's employment and resulting in a material adverse effect on the Bank.

1.16  "Years of Service" means the twelve consecutive month period beginning on the day the Participant served on the Board after the Effective Date of the Plan and any twelve (12) month anniversary thereof, during the entirety of which time the Participant is a member of the Board.

Article 2
Selection, Enrollment and Eligibility

2.1 Selection by Plan Administrator. Participation in the Plan shall be limited to a select group of directors of the Bank, as determined by the Plan Administrator in its sole discretion. From that group, the Plan Administrator shall select, in its sole discretion, directors to participate in the Plan.

2.2 Enrollment Requirements. As a condition to participation, each selected director shall complete, execute and return to the Plan Administrator a Participation Agreement and a Beneficiary Designation Form, all within thirty (30) days after the director is notified by the Plan Administrator of his or her selection to participate in the Plan. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided a director selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, including returning all required documents to the Plan Administrator within the specified time period, that director shall commence participation in the Plan on the first day of the month following the month in which the director completes all enrollment requirements. If a director fails to meet all such requirements within the period required in Section 2.2, that director shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Plan Administrator of the required documents.
2.3 Deferrals. Each Participant shall be required to defer fees earned during each Plan Year. The amount to be deferred shall be the amount stated on the Participation Agreement.

2.5 Deferrals Upon Separation from Service for Disability. Upon a Disability followed by Separation from Service the Participant's Deferrals shall cease as the Participant will no longer receive compensation.

Article 3
Distributions During Lifetime

3.1 Normal Retirement Benefit. Upon the Participant reaching Normal Retirement Age while in the active service of the Bank, the Bank shall distribute to the Participant the benefit described in this Section 3.1 in lieu of any other benefit under this Article.

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the amount stated on the Participation Agreement.

3.1.2 Distribution of Benefit. The Bank shall distribute the benefit to the Participant in one hundred eighty (180) equal monthly installments commencing within thirty (30) days following Normal Retirement Age.

3.2 Early Termination Benefit. Upon Early Termination, the Bank shall distribute to the Participant the benefit described in this Section 3.2 in lieu of any other benefit under this Article.

3.2.1 Amount of Benefit. The benefit under this Section 3.2 shall be determined by: (1) dividing the Participant's Years of Service after the effective date of the Plan by the number of years the Participant would have served on the Board after the effective date of the Plan if the Participant had continued to serve on the Board until Normal Retirement Age, (2) multiplying the ratio determined in (1) by the Normal Retirement Benefit.

3.2.2 Distribution of Benefit. The Bank shall distribute the benefit to the Participant in one hundred eighty (180) installments commencing within thirty (30) days following Normal Retirement Age.

    3.3 Disability Benefit. If Participant experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Participant the benefit described in this Section 3.3 in lieu of any other benefit under this Article.

    3.3.1 Amount of Benefit. The benefit under this Section 3.3 is the amount stated on the Participation Agreement.

    3.3.2 Distribution of Benefit. The Bank shall distribute the benefit to the Participant in one hundred eighty (180) installments commencing within thirty (30) days following Normal Retirement Age.

    3.4 Restriction on Timing of Distribution.  Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 3.4 is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Separation from Service shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

    3.5 Distributions Upon Income Inclusion Under Section 409A of the Code. If any portion of the amount the Bank has accrued with respect to the Bank's obligations hereunder is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Director may petition the Plan Administrator for a distribution of that portion the amount the Bank has accrued with respect to the Bank's obligations hereunder that is required to be included in the Director's income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank's obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Director's unpaid The amount the Bank has accrued with respect to the Bank's obligations hereunder. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Director's petition is granted. Such a distribution shall affect and reduce the Director's benefits to be paid under this Agreement.

    3.6 Change in Form or Timing of Distributions. For distribution of benefits under this Article 3, the Participant may elect to delay the timing or change the form of distributions by submitting the appropriate form to the Plan Administrator. Any such elections:

    may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
    must, for benefits distributable under Article 3 be made at least twelve (12) months prior to the first scheduled distribution;
    must, for benefits distributable under Article 3 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
    must take effect not less than twelve (12) months after the election is made.

Article 4
Distributions at Death

4.1 Death During Active Service. If the Participant dies while in active service to the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 4.1. This benefit shall be distributed in lieu of the benefits under Article 3.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Normal Retirement Benefit as shown in Section 3.1

4.1.2 Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary, in one hundred eighty (180) equal monthly installments within thirty (30) days of the Participant's death.

4.2 Death After Separation from Service but Prior to Commencement of Benefits. If the Participant dies after Separation from Service but before distribution of benefits under Section 3.2 or 3.3, this benefit shall be distributed in lieu of the benefits under Article 3.

4.2.1 Amount of Benefit. The benefit shall be the amount the Participant was entitled under Section 3.2 or 3.3.

4.2.2 Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary, in one hundred eighty (180) equal monthly installments within thirty (30) days of the Participant's death.

4.3 Death During Distribution of a Benefit. If the Participant dies after any benefit distributions have commenced under this Plan but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Participant had the Participant survived.

Article 5
Beneficiaries

  5.1 Beneficiary. The Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits distributable under the Plan to a Beneficiary upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

  5.2 Beneficiary Designation: Change. The Participants shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. The Participants hall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant's death.

  5.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

  5.4 No Beneficiary Designation. If the Participant dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Participant, then the Participant's spouse shall be the designated Beneficiary. If the Participant has no surviving spouse, the benefits shall be paid to the personal representative of the Participant's estate.

  5.5 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Participant and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such distribution amount.

Article 6
General Limitations

6.1 Termination for Cause. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Participant's employment with the Bank is terminated due to a Termination for Cause.

6.2 Suicide or Misstatement. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Participant commits suicide within two (2) years after the Effective Date of this Plan, or if an insurance company which issued a life insurance policy covering the Participant and owned by the Bank denies coverage (i) for material misstatements of fact made by the Participant on an application for such life insurance, or (ii) for any other reason.

6.3 Removal. Notwithstanding any provision of this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 7
Administration of Plan

7.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Plan according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

7.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

7.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Compensations of its Participants, the date and circumstances of the retirement, Disability, death or Separation from Service of its Participants, and such other pertinent information as the Plan Administrator may reasonably require.

7.6 Statement of Accounts. The Plan Administrator shall provide to the Participant, within one hundred twenty (120) days after the end of each Plan Year.

Article 8
Claims and Review Procedures

8.1 Claims Procedure. The Participant or Beneficiary ("claimant") who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

8.1.2 Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
    The specific reasons for the denial,
    A reference to the specific provisions of the Plan on which the denial is based,
    A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
    An explanation of the Plan's review procedures and the time limits applicable to such procedures, and
    A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1 Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

8.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

8.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
    The specific reasons for the denial,
    A reference to the specific provisions of the Plan on which the denial is based,
    A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
    A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 9
Amendments and Termination
9.1 Amendments. The Bank may amend the Plan at any time with respect to any or all of its Participants, by action of its Board. However, no such amendment shall change any right or benefit to which a Participant or Beneficiary has become entitled under Article 3 or 4.

9.2 Plan Termination Generally. The Bank may terminate the Plan at any time with respect to any or all of its Participants, by action of its Board. Except as provided in Section 9.3, the termination of this Plan shall not cause a distribution of benefits under this Plan. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 3 or Article 4.

9.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if the Bank terminates this Plan in the following circumstances:

(a) Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all the Bank's arrangements which are substantially similar to the Plan are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Bank's dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant's gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Bank's termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the amount the Bank has accrued with respect to the Bank's obligations hereunder, determined as of the date of the termination of the Plan to the Participant, in a lump sum subject to the above terms.

Article 10
Miscellaneous

10.1 Binding Effect. This Plan shall bind the Participant and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

10.2 No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank's right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

10.3 Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4 Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Plan. The Participant acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

10.5 Applicable Law. The Plan, and all rights hereunder shall be governed by the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America.

10.6 Unfunded Arrangement. The Participant and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Plan. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Participant's life or other informal funding asset is a general asset of the Bank to which the Participant and the Beneficiary have no preferred or secured claim.

10.7 Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term "Bank" as used in this Plan shall be deemed to refer to the successor or survivor bank.

10.8 Entire Agreement. This Plan and the Participant's Participation Agreement constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of (i) this Plan other than those specifically set forth herein; or (ii) the Participation Agreement other than those specifically set forth therein.

10.9 Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

10.10 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Plan, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

10.11 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.12 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

10.13 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

First National Bank of Pulaski
Board of Directors
206 S. First Street
P.O. Box 289
Pulaski, TN 38478

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

10.14 Compliance with Section 409A. This Plan shall at all times be administered and the provisions of this Plan shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Plan.

IN WITNESS WHEREOF, the Bank has signed this Plan as of January, 16, 2007.

BANK:

First National Bank of Pulaski

By: ________________________________

Title:________________________________